Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc	Ingram Micro Inc.
Jennifer Baier (714) 382-2692	Ria Marie Carlson (714) 382-4400
jennifer.baier@ingrammicro.com	ria.carlson@ingrammicro.com
Marie Meoli (714) 382-2190
marie.meoli@ingrammicro.com

Note:	Presentation slides, found at www.ingrammicro.com, will accompany the company’s conference call today at 5 p.m. EDT (2 p.m. PDT).

INGRAM MICRO REPORTS FIRST QUARTER 2004 RESULTS

Highest first-quarter operating margin since 1999

European sales, operating income hit first-quarter records

     SANTA ANA, Calif., April 29, 2004 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the first quarter of 2004 (ended April 3, 2004).

     First-quarter net income was $37.6 million or $0.24 per diluted share versus $10.1 million or $0.07 per diluted share in the year-ago quarter. For comparison purposes, year-ago net income excluding the major-program costs associated with the company’s profit-enhancement program was $23.2 million or $0.15 per diluted share.

     Worldwide sales for the quarter were $6.28 billion, an increase of 15 percent versus the prior year, to which the translation impact of the strengthening European currencies contributed approximately 6 percentage points. Sequentially, worldwide sales experienced a seasonal decline of 7 percent.

     “The operational strength we demonstrated in the fourth quarter continued into the new year,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “The benefits of our successful profit-enhancement program, coupled with the year-over-year increase in sales, drove the improvements in our bottom-line results. The worldwide operating margin was the highest for any first quarter in five years, while European sales, operating income and operating margins hit regional first-quarter records.”

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Additional First Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

  Regional Sales:

    North American sales were $2.78 billion (44 percent of total revenues), relatively flat with the year-ago quarter and a decline of 10 percent sequentially.

    European sales were $2.61 billion (42 percent of total revenues), an increase of 35 percent versus a year ago, of which the strengthening European currencies contributed approximately 18 percentage points. Sequentially, sales declined 6 percent.

    Asia-Pacific sales were $627 million (10 percent of total revenues), increasing 14 percent versus a year ago and 5 percent sequentially.

    Latin American sales were $255 million (4 percent of total revenues), an increase of 5 percent versus a year ago and a decrease of 19 percent sequentially.

  Gross margin was 5.44 percent versus 5.41 percent in the year-ago quarter and 5.37 percent in the prior quarter.
  Operating expenses were $274.9 million or 4.38 percent of revenues versus $269.1 million or 4.92 percent of revenues in the year-ago quarter. For comparison purposes, last year’s operating expenses excluding major-program costs were $249.4 million or 4.56 percent of revenues. The translation impact of the strengthening European currencies added approximately $14 million to the quarter’s operating expenses versus the prior year.

  Operating income was $66.6 million or 1.06 percent of revenues versus $27.1 million or 0.49 percent of revenues in the year-ago quarter. For comparison purposes, last year’s operating income excluding major-program costs was $47.3 million or 0.86 percent of revenues.

    North American operating income was $25.3 million or 0.91 percent of revenues versus $14.9 million or 0.54 percent of revenues in the year-ago quarter. For comparison purposes, last year’s North American operating income excluding major-program costs was $26.8 million or 0.97 percent of revenues. Expenses related to the recently announced executive management changes had a negative impact on the region’s operating income.

    European operating income was $39.0 million or 1.49 percent of revenues versus $11.4 million or 0.59 percent of revenues in the year-ago quarter. For comparison purposes, last year’s European operating income excluding major-program costs was $19.5 million or 1.01 percent of revenues.

    Asia-Pacific operating income was approximately break-even, relatively flat with last year but a significant sequential improvement from the $7.9 million loss recorded in the fourth quarter of 2003.

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    Latin American operating income was $2.2 million or 0.88 percent of revenues versus $667,000 or 0.28 percent of revenues in the year-ago quarter and a significant sequential improvement from the loss position in the fourth quarter of 2003. For comparison purposes, last year’s Latin American operating income excluding major-program costs was $826,000 or 0.34 percent of revenues.

  Other expenses for the quarter were $11.3 million, a slight decline versus last year despite an increase in sales, primarily due to lower interest rates and continued strong working capital management.

  Total depreciation was $14.8 million.

  Capital expenditures were approximately $5.3 million.

Balance Sheet Highlights

  The cash balance at the end of the quarter was $657 million, an increase of $377 million over the end of 2003, primarily attributable to improvements in working capital management.

  Working capital days were at historic lows – 18 on a GAAP basis and 19 on a non-GAAP basis (which includes $65 million associated with the company’s off-balance sheet accounts receivable financing programs).

  Inventory was $1.61 billion or 25 days on hand; inventory turns were 15.

  Total debt was $415 million versus $429 million at the end of last year’s first quarter. Total debt on a non-GAAP basis (which includes the $65 million and $72 million associated with the company’s off-balance sheet accounts receivable financing programs at April 3, 2004, and March 29, 2003, respectively) declined 4 percent despite the increase in revenues, to $480 million from $501 million a year ago.

  The debt-to-capitalization ratios maintained near-record lows, at 18 percent on a GAAP basis and 20 percent on a non-GAAP basis (which includes the $65 million associated with the company’s off-balance sheet accounts receivable financing programs).

     “We continue to demonstrate the significant leverage in our operating model,” said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. “Net income more than tripled on a GAAP basis and grew 62 percent on a non-GAAP basis – which excludes last year’s major-program costs associated with the company’s profit-enhancement program – on sales that increased 15 percent. We also continued our best-in-class management of working capital, with working capital days at historically low levels, which significantly increased our cash position.”

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Outlook for the Second Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

According to the company’s forecast for the second quarter ending July 3, 2004, sales are expected to range from $5.6 billion to $5.8 billion, with net income ranging from $21 million to $25 million, or $0.13 to $0.16 per diluted share based on 161 million weighted average shares outstanding.

     “This guidance reflects sales growth over the prior-year period and current currency exchange rate levels,” said Foster. “It also reflects seasonal patterns sequentially, with European sales increasing at a more moderate double-digit pace after two exceptional quarters of year-over-year revenue growth exceeding 33 percent. The second and third quarters are affected by spring and summer holidays, so they tend to be softer than the first and fourth.”

Foster reiterated the company’s focus on profitable growth. “We’ve made good progress on our growth initiatives,” he said. “We launched an innovative customer program in the United States earlier this month, increased the number of customer accounts in Europe, and built a growing worldwide components business. We continue to see opportunities for growth in all of our regions.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (415) 228-4834 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

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Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (3) failure of information processing or data security systems could result in significant disruption of business and/or additional costs to Ingram Micro; (4) worsening economic conditions (particularly in purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (5) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (6) delays or failure to achieve the benefits of process or organizational changes we may implement in the business; (7) disruptions in business operations due to reorganization activities; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability which could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions; (17) future periodic assessments required by current or new accounting standards which may result in additional charges; and (18) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended January 3, 2004; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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04-18

© 2004 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	April 3,	January 3,
	2004	2004

ASSETS
Current Assets:
Cash	$656,896	$279,587
Accounts receivable, including retained interest in securitized receivables, net	2,209,132	2,455,902
Inventories	1,611,734	1,915,403
Other current assets	340,105	317,201

Total current assets	4,817,867	4,968,093

Property and equipment, net	198,980	210,722
Goodwill	245,007	244,174
Other	50,380	51,173

Total assets	$5,312,234	$5,474,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,523,322	$2,821,518
Accrued expenses	396,912	390,244
Current maturities of long-term debt	198,588	128,346

Total current liabilities	3,118,822	3,340,108

Long-term debt, less current maturities	216,536	239,909
Deferred income taxes and other liabilities	31,009	21,196

Total liabilities	3,366,367	3,601,213

Stockholders' equity	1,945,867	1,872,949

Total liabilities and stockholders' equity	$5,312,234	$5,474,162

Ingram Micro Inc. Consolidated Statement of Income (Dollars in 000s, except per share data) (Unaudited)

	Thirteen Weeks Ended
	April 3, 2004	Thirteen Weeks Ended March 29, 2003

			Impact of	Non-GAAP
	As Reported	As Reported	Major-Program	Financial
	Under GAAP	Under GAAP	Costs (a)	Measure

Net sales	$6,275,640	$5,474,214	$-	$5,474,214
Costs of sales	5,934,186	5,177,982	(443)	5,177,539

Gross profit	341,454	296,232	443	296,675

Operating expenses:
Selling, general and administrative	274,759	257,202	(7,780)	249,422
Reorganization costs	125	11,939	(11,939)	-

	274,884	269,141	(19,719)	249,422

Income from operations	66,570	27,091	20,162	47,253
Interest and other	11,342	11,602	-	11,602

Income before income taxes	55,228	15,489	20,162	35,651
Provision for income taxes	17,673	5,421	7,057	12,478

Net income	$37,555	$10,068	$13,105	$23,173

Diluted earnings per share:
Net income	$0.24	$0.07	$0.08	$0.15

Diluted weighted average shares outstanding	158,962,292	151,217,211	151,217,211	151,217,211

(a)	Major-program costs in 2003 include reorganization costs of $11,939 for workforce reductions throughout the world and facility consolidations in Europe; $7,780 charged to selling, general and administrative expenses in North America and Europe, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition costs, and other related costs; and $443 recorded as cost of sales in Europe, comprised of incremental inventory losses caused by the exit of certain markets.

Ingram Micro Inc.
Consolidated Income From Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended April 3, 2004	Thirteen Weeks Ended March 29, 2003
	As Reported Under GAAP	As Reported Under GAAP	Impact of Major-Program Costs (a)	Non-GAAP Financial Measure

North America	$25,280	$14,851	$11,908	$26,759
Europe	39,030	11,435	8,082	19,517
Asia-Pacific	28	139	12	151
Latin America	2,232	666	160	826

	$66,570	$27,091	$20,162	$47,253

(a)	Major-program costs in 2003 include reorganization costs of $11,939 ($5,035 in North America, $6,732 in Europe, $12 in Asia-Pacific and $160 in Latin America) primarily for workforce reductions throughout the world and facility consolidations in Europe; and $7,780 charged to selling, general and administrative expenses ($6,873 in North America and $907 in Europe) primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition, and other related costs; and $443 recorded as cost of sales in Europe, comprised of incremental inventory losses caused by the exit of certain markets.